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                           CREDIT SUISSE FIRST BOSTON
                                11 MADISON AVENUE
                            NEW YORK, NEW YORK 10010

                                                   September 9, 1999

American Securities Capital Partners, L.P.
122 East 42nd Street
Suite 2400
New York, NY  10169

Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY  10036

               Re:    American Securities Capital Partners, L.P.
                      Senior Secured Credit Facility Commitment Letter

Gentlemen:

               Pursuant to a Senior Secured Credit Facility Commitment Letter dated June 15, 1999 (the "Commitment Letter") by and between American Securities Capital Partners, L.P. ("ASCP") and Credit Suisse First Boston ("CSFB"), CSFB has agreed to make available, on the terms and conditions described therein, a $185.0 million senior secured credit facility (the "Credit Facility")(capitalized terms used herein without definition have the meanings given such terms in the Commitment Letter). CSFB hereby assigns to Morgan Stanley Senior Funding, Inc. and its affiliates reasonably acceptable to ASCP ("MSSF") the Commitment Amount (as defined below) and MSSF commits to provide the Commitment Amount on the terms and conditions applicable to CSFB as set forth in the Commitment Letter. The parties hereto agree that MSSF shall be afforded, to the same scope and extent, all benefits and rights afforded CSFB and owed all the duties and obligations of ASCP to CSFB under the Commitment Letter, as if MSSF was a named lender thereunder, including but not limited to, the conditions precedent set forth on Annex II thereto and the indemnification rights set forth therein and that the definitive documentation (including all terms and conditions) will not be inconsistent with the Commitment Letter (including the Term Sheet attached thereto and the Fee Letter) and will be reasonably satisfactory to MSSF. Upon acceptance of this letter, MSSF and CSFB agree that ASCP shall be afforded by MSSF, to the same scope and extent, all rights and benefits afforded ASCP by CSFB and owed by MSSF all the duties and obligations of CSFB under the Commitment Letter, as if MSSF were a named party therein. Further, MSSF shall be entitled to its pro rata share of all fees payable to CSFB pursuant to the Fee

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                                   -2-


Letter referred to therein except for the Administration Fee (as defined in the Fee Letter)(provided, the Underwriting and Arrangement Fee (as defined in the Fee Letter) shall be deemed to be 1.75% for purposes of calculating MSSF's pro rata share thereof), based upon its Commitment Amount and the commitment of CSFB in each case on the same terms and conditions as CSFB is entitled to any such fee, giving effect to this assignment. MSSF shall be entitled to reimbursement of all reasonable out-of-pocket expenses to the same extent as CSFB. For purposes of this assignment, "Commitment Amount" shall mean the amount of each of the Revolving Credit Facility, the Term Loan A and the Term Loan B committed to by CSFB under the Commitment Letter, in each case multiplied by 20.0% (after deducting all reasonable customary expenses). In addition, notwithstanding anything contained in the Commitment Letter, MSSF shall be the "Syndication Agent" under the Credit Facility.

               Upon ASCP's acceptance of this assignment, CSFB shall be relieved of its obligations under the Commitment Letter to the extent of the Commitment Amount of MSSF.

               Upon assumption by CPI Corp. of ASCP's obligations hereunder, ASCP shall be automatically released from all its obligations and liabilities hereunder.

               This assignment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the principles governing conflicts of laws.

               All references in the Commitment Letter to CSFB shall be deemed to be references to CSFB and MSFF, acting severally and not jointly, unless the context otherwise requires.


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                                       S-1

               If you are in agreement with the foregoing, please sign and return to CSFB at 11 Madison Avenue, New York, New York 10010, the enclosed copy of this letter no later than 5:00 P.M., New York time, on September 9, 1999 whereupon the undertaking of the parties shall become effective to the extent and in the manner provided hereby.

                                           Very truly yours,

                                           CREDIT SUISSE FIRST BOSTON

                                           By: /s/ JEFFREY B. ULMER
                                               -------------------------------
                                               Name:  Jeffrey B. Ulmer
                                               Title: Vice President


                                           By:  /s/ DOUGLAS E. MAHER
                                               -------------------------------
                                               Name:  Douglas E. Maher
                                               Title: Vice President

AGREED TO AND ACCEPTED as of
the date first written above:

MORGAN STANLEY SENIOR FUNDING, INC.

By: /s/ HENRY P. D'ALESSANDRO
    -----------------------------
    Name:  Henry P. D'Alessandro
    Title: Vice President



AMERICAN SECURITIES CAPITAL PARTNERS, L.P.

By:  AMERICAN SECURITIES CAPITAL PARTNERS
G.P. CORP., its General Partner


By:  /s/ MARK E. BANDEEN
    -----------------------------
    Name:  Mark E. Bandeen
    Title: Managing Director


By:  /s/ MICHAEL G. FISCH
    -----------------------------
    Name:   Michael G. Fisch
    Title:  Managing Director